Exhibit 99.1

Press Release

Release Date:	April 28, 2017	Contact:	Jack E. Rothkopf
	At 4:30 p.m. EST		Chief Financial Officer
(215) 755-1500

PRUDENTIAL BANCORP, INC. ANNOUNCES SECOND QUARTER FISCAL 2017
RESULTS AND THE COMPLETION OF THE POLONIA BANCORP, INC.
ACQUISITION.

Philadelphia, Pennsylvania (April 28, 2017) – Prudential Bancorp, Inc. (the "Company") (Nasdaq:PBIP), the holding company for Prudential Bank (the "Bank"), reported a net loss of $2.1 million, or ($0.27) per basic and diluted shares, for the quarter ended March 31, 2017 as compared to net income of $548,000, or $0.08 and $0.07 per basic and diluted shares, respectively, for the same quarter in fiscal 2016. The loss in the current period reflected the effects of a one-time $2.7 million expense charge related to the Polonia Bancorp, Inc. ("Polonia") acquisition completed on January 1, 2017 as well as a $1.9 million non-cash charge-off associated with a large lending relationship (further discussion below).  For the six months ended March 31, 2017, the Company recognized net loss of $1.4 million, or ($0.18) per basic and diluted share as compared to net income of $961,000, or $0.13 and  $0.12 per basic and diluted shares, respectively, for the same period in fiscal 2016.

Highlights for the quarter ended March 31, 2017 are as follows:

●	Core earnings (a non-GAAP measure) increased to $1.1 million for the quarter ended March 31, 2017 from $548,000 for the comparable quarter in fiscal 2016 (see reconciliation below).
●	The completion of the Polonia acquisition as of January 1, 2017, which added the following:
-	$270.5 million in assets including $163.6 million of loans;
-	$171.3 million in deposits; and
-	Five Financial Centers, that expand our footprint in Philadelphia and in portions of Montgomery and Bucks Counties.
●	Net loans increased an additional $13.3 million, excluding the loans acquired from Polonia in the acquisition, from $344.9 million at September 30, 2016.
●	Total deposits increased an addition $34.6 million, excluding the deposits acquired from Polonia in the acquisition, from $389.2 million at September 30, 2016.

Net Interest Income:

For the three months ended March 31, 2017, net interest income increased to $5.3 million as compared to $3.5 million for the same period in fiscal 2016. The increase reflected a $2.3 million, or 52.8%, increase in interest income, partially offset by an increase of $523,000, or 61.0%, in interest paid on deposits and borrowings. For the six months ended March 31, 2017, net interest income increased to $8.9 million as compared to $6.8 million for the same period in fiscal 2016. The increase reflected a $2.8 million, or 32.7%, increase in interest income, partially offset by an increase of $580,000, or 35.2%, in interest paid on deposits and borrowings. The increase in interest income in both periods in 2017 was primarily due to the increase in the weighted average balance of earning assets and costing liabilities primarily reflecting the addition of earning assets and costing liabilities acquired January 1, 2017 upon completion of the Polonia acquisition.

For both the three and six months ended March 31, 2017, the net interest margin was 2.76% and 2.73%, compared to 2.73% and 2.74% for the same periods in fiscal 2016, respectively. The margin improvement in the second quarter of fiscal 2017 reflected in large part the increase in the weighted average balances noted above as well, to a lesser degree, the increase in the weighted average yield on earning assets which reflected the effects of purchase accounting fair value adjustments on the assets acquired from Polonia.

Non-Interest Income:

Non-interest income amounted to $518,000 and $876,000 for the three and six month periods ended March 31, 2017, compared to $209,000 and $483,000, respectively, for the comparable periods in fiscal 2016. The increase experienced in both of the 2017 periods was primarily attributable to the acquisition of Polonia along with an increased return on bank owned life insurance ("BOLI") as a result of an additional $10.0 million of BOLI purchased in the quarter ended December 31, 2016.

Non-Interest Expenses:

For the three and six month periods ended March 31, 2017, non-interest expense increased $4.0 million or 141.9% and $3.8 million or 66.6%, respectively, compared to the same periods in the prior fiscal year.  The primary reasons for the increases for the three and six month periods ended March 31, 2017 were the one-time merger related charge of approximately $2.7 million, pre-tax, combined with the additional operating expense resulting from the Polonia acquisition which added five additional branch offices to our branch network as well as additional personnel.

Income Taxes:

For the three month period ended March 31, 2017, the Company recorded a tax benefit of $1.2 million, compared to a $307,000 tax expense for the same period in fiscal 2016. For the six month period ended March 31, 2017, the Company recorded income tax benefit of $801,000 as compared to tax expense of $528,000 for the same period in fiscal 2016. The Company's tax obligation for both the three and six month periods in fiscal 2017 was greatly reduced due to the one-time expenses recorded during the three months ended March 31, 2017. Of the $2.7 million in merger-related expenses incurred in connection with the Polonia acquisition, $1.9 million was deductible for tax purposes.

Balance Sheet:

At March 31, 2017, the Company had total assets of $844.2 million, as compared to $559.5 million at September 30, 2016, an increase of $284.8 million or 50.9%. The substantial majority of the growth was attributed to the acquisition of Polonia. In addition to the acquisition, the Company experienced growth in the balance of loans receivable of $13.3 million or 3.9% when comparing it to the $344.9 million balance of net loans as of September 30, 2016. In addition, as a result of the Polonia acquisition, the Company recorded $8.0 million of goodwill and intangible assets during the quarter ended March 31, 2017.

Total liabilities increased by $268.0 million to $713.5 million at March 31, 2017 from $445.5 million at September 30, 2016. As with the asset growth, the bulk of the liability growth was the result of the acquisition of Polonia. Along with the acquisition, the Company experienced growth in deposits by $34.6 million or 8.9% when comparing it to the $389.2 million deposit balance as of September 30, 2016.

Total stockholders' equity increased by $16.8 million to $130.8 million at March 31, 2017 from $114.0 million at September 30, 2016. This increase was primarily due to the issuance of 1,274,197 shares of common stock to the stockholders of Polonia as the stock portion of the merger consideration for the acquisition (the merger consideration consisted of 50% stock and 50% cash). Another item that impacted stockholders' equity was the termination of the Bank's employee stock ownership plan ("ESOP") as of December 31, 2016.  A portion of the shares of common stock held in the ESOP's suspense account was used to satisfy the ESOP's indebtedness due the Company that was incurred by the ESOP to purchase shares in connection with the Bank's mutual holding company reorganization in 2005 and its second-step conversion in 2013. In addition, stockholders' equity was affected by a $2.1 million decline in the fair value of the Company's available-for-sale portfolio and the net loss for the first six months of fiscal 2017.

Asset Quality:

At March 31, 2017, the Company's non-performing assets totaled $16.6 million or 2.0% of total assets as compared to $16.5 million or 2.8% of total assets at September 30, 2016.  Non-performing assets at March 31, 2017 included five construction loans aggregating $8.7 million, 34 one-to-four family residential loans aggregating $4.5 million, one single-family residential investment property loan totaling $1.4 million and four commercial real estate loans aggregating $1.5 million.  Non-performing assets also included at March 31, 2017 one real estate owned property consisting of a single-family residential property with a carrying value of $192,000.  At March 31, 2017, the Company had ten loans aggregating $6.9 million that were classified as troubled debt restructurings ("TDRs"). Three of such loans aggregating $4.9 million were designated non-performing as of March 31, 2017; one of such loans in the amount of $1.4 million has continued to make payments in accordance with the restructured terms, but management still has concerns over the borrower's ability to make future payments and thereby has not upgraded the loan to performing status. The remaining two TDRs classified non-accrual totaling $3.5 million are a part of one of the Bank's largest borrowing relationships. The primary project of the borrower is the subject of litigation between the Bank and the borrower and as a result, the project is currently not proceeding. As a result, the Company charged-off a portion of the outstanding loan balance as further discussed below.  The remaining seven TDRs have performed in accordance with the terms of their revised agreements and have been placed on accruing status. As of March 31, 2017, the Company had reviewed $16.9 million of loans for possible impairment of which $11.5 million was deemed classified as substandard compared to $19.4 million reviewed for possible impairment and $14.6 million of which was classified substandard as of September 30, 2016.

The Company recorded a provision for loan losses in the amount of $2.4 million and $2.6 million for the three and six months ended March 31, 2017, primarily due a $1.9 million charge-off related to the aforementioned borrower who planned to develop 169 residential lots. As noted above, the Bank and the borrower are in litigation and no resolution of the situation has been arrived at as of the date hereof. In light of the litigation status and the status of construction of the project, the Company determined it was prudent to have all of the borrower's collateral pledged for the borrowing relationship re-appraised, specifically evaluating the fair value collateral of the loans related to the project on a "liquidation value" basis and not on a "performing project value" basis that has been previously used.  Based on the new appraisals and the uncertainty the development of the project will recommence in the near future, the Company recorded a $1.9 million non-cash charge-off.  The remaining portion of the provision recorded was related to an increase in the outstanding loans balance.  The loans acquired from Polonia did not have any impact on the allowance for loan and lease losses, because they were transferred at their fair value. Any write-downs to fair value were reflected in the one-time merger-related charge.

The allowance for loan losses totaled $3.9 million, or 0.74% of total loans and 23.7% of total non-performing loans at March 31, 2017 as compared to $3.3 million, or 0.9% of total loans and 20.6% of total non-performing loans at September 30, 2016. The Company believes that the allowance for loan losses at March 31, 2017 was sufficient to cover all inherent and known losses associated with the loan portfolio at such date.

About Prudential Bancorp, Inc.:

Prudential Bancorp, Inc. is the holding company for Prudential Bank. Prudential Bank is a Pennsylvania-chartered, FDIC-insured savings bank that was originally organized in 1886. The Bank conducts business from its headquarters and main office in Philadelphia, Pennsylvania as well as 10 additional full-service financial centers, eight of which are in Philadelphia, one in Drexel Hill, Delaware County, and one in Huntingdon Valley, Montgomery County, Pennsylvania.

Forward Looking Statements:

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, expectations or predictions of future financial or business performance, conditions relating to the Company, or other effects of the merger of the Company and Polonia. These forward-looking statements include statements with respect to the Company's beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risks and uncertainties, and are subject to change based on various factors (some of which are beyond the Company's control). The words "may," "could," "should," "would," "will," "believe," "anticipate," "estimate," "expect," "intend," "plan" and similar expressions are intended to identify forward-looking statements.

In addition to factors previously disclosed in the reports filed by the Company with the Securities and Exchange Commission ("SEC") and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward looking statements or historical performance: difficulties and delays in integrating the Polonia business or fully realizing anticipated cost savings and other benefits of the merger; business disruptions following the merger; the strength of the United States economy in general and the strength of the local economies in which the Company conducts its operations; general economic conditions; legislative and regulatory changes; monetary and fiscal policies of the federal government; changes in tax policies, rates and regulations of federal, state and local tax authorities; changes in interest rates, deposit flows, the cost of funds, demand for loan products, demand for financial services, competition, changes in the quality or composition of the Company's loan, investment and mortgage-backed securities portfolios; changes in accounting principles, policies or guidelines and other economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and fees; and the success of the Company at managing the risks involved in the foregoing.

The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company to reflect events or circumstances occurring after the date of this press release.

For a complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review the Company's filings with the SEC, including the "Risk Factors" section in its most recent Annual Report on Form 10-K, as supplemented by its quarterly or other reports subsequently filed with the SEC.

		SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
		(Unaudited)
		At March 31,	At September 30,
		2017	2016
		(Dollars in Thousands)
Selected Consolidated Financial and Other Data (Unaudited):
Total assets		$844,228	$559,480
Cash and cash equivalents		13,058	12,440
Investment and mortgage-backed securities:
Held-to-maturity		58,197	39,971
Available-for-sale		190,108	138,694
Loans receivable, net		521,885	344,948
Goodwill and intangible assets		7,948	-
Deposits		595,110	389,201
FHLB advances		106,057	50,638
Non-performing loans		16,419	15,878
Non-performing assets		16,611	16,459
Stockholders' equity		130,766	114,002
Full-service offices		11	6
	At or For the Three Months Ended March 31,		At or For the Six Months Ended March 31,
	2017	2016	2017	2016
	(Dollars in Thousands Except Per Share Amounts)
Selected Operating Data:
Total interest income	$6,671	$4,366	$11,176	$8,422
Total interest expense	1,372	849	2,229	1,649
Net interest income	5,299	3,517	8,947	6,773
Provision for loan losses	2,365	75	2,550	75
Net interest income after provision for loan losses	2,934	3,442	6,397	6,698
Total non-interest income	518	209	876	483
Total non-interest expense	6,763	2,796	9,483	5,692
(Loss) income before income tax (benefit) expense	(3,311)	855	(2,210)	1,489
Income tax (benefit) expense	(1,171)	307	(801)	528
Net (loss) income	$(2,140)	$548	$(1,409)	$961
Basic (loss) earnings per share	$(0.27)	$0.08	$(0.18)	$0.13
Diluted (loss) earnings per share	$(0.27)	$0.07	$(0.18)	$0.12
Dividends paid per common share	$0.03	$0.03	$0.06	$0.06
Tangible book value per share at end of period	$13.63	$13.93	$13.63	$13.93

Selected Operating Ratios(1):
Average yield on interest- earning assets	3.48%	3.39%	3.40%	3.41%
Average rate paid on interest-bearing liabilities	0.85%	0.81%	0.80%	0.84%
Average interest rate spread(2)	2.62%	2.58%	2.60%	2.57%
Net interest margin(2)	2.76%	2.73%	2.73%	2.74%
Average interest-earning assets to average interest-bearing liabilities	119.34%	123.22%	118.32%	125.44%
Net interest income after provision for loan losses to non-interest expense	43.38%	123.14%	67.46%	117.67%
Total non-interest expense to total average assets	3.25%	2.10%	2.71%	2.20%
Efficiency ratio(3)	116.26%	75.04%	96.54%	78.43%
Return on average assets	(1.03)%	0.41%	(0.40)%	0.37%
Return on average equity	(6.49)%	1.92%	(2.30)%	1.66%
Average equity to average total assets	15.83%	21.44%	17.56%	22.44%

	At or for the Three Months Ended March 31,		At or for Six Months Ended March 31,
	2017	2016	2017	2016
Asset Quality Ratios(4)
Non-performing loans as a percentage of loans receivable, net(5)	3.15%	4.71%	3.15%	4.71%
Non-performing assets as a percentage of total assets(5)	1.97%	2.82%	1.97%	2.82%
Allowance for loan losses as a percentage of total loans	0.74%	0.93%	0.74%	0.93%
Allowance for loan losses as a percentage of non-performing loans	23.73%	20.01%	23.73%	20.01%
Net charge-offs to average loans receivable	1.51%	0.05%	0.45%	0.01%

Capital Ratios(4)(6)
Tier 1 leverage ratio
Company	15.70%	20.76%	15.70%	20.76%
Bank	14.30%	18.28%	14.30%	18.28%
Tier 1 common risk-based capital ratio
Company	25.46%	42.36%	25.46%	42.36%
Bank	23.18%	37.38%	23.18%	37.38%
Tier 1 risk-based capital ratio
Company	25.46%	42.07%	25.46%	42.07%
Bank	23.18%	37.09%	23.18%	37.09%
Total risk-based capital ratio
Company	26.30%	43.25%	26.30%	43.25%
Bank	24.02%	38.27%	24.02%	38.27%
________________________________________
(1)     With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.

(2)     Average interest rate spread represents the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities. Net interest margin represents net interest income as a percentage of average interest-earning assets.

(3)     The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.

(4)     Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable.

(5)     Non-performing assets generally consist of all loans on non-accrual, loans which are 90 days or more past due as to principal or interest, and real estate acquired through foreclosure or acceptance of a deed in-lieu of foreclosure. Non-performing assets and non-performing loans also include loans classified as troubled debt restructurings due to being recently restructured and are initially placed on non-accrual in connection with such restructuring until such time that an adequate sustained payment period under the restructured terms has been established to justify returning the loan to accrual status.  It is the Company's policy to cease accruing interest on all loans which are 90 days or more past due as to interest or principal.

(6)    The Company is not subject to the regulatory capital ratios imposed by Basel III on bank holding companies because the Company is deemed to be a small bank holding company.

Non-GAAP Measures Disclosures

Reported amounts are presented in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The Company's management believes that the supplemental non-GAAP information provided in this press release is utilized by market analysts and others to evaluate a company's financial condition and, therefore, such information is useful to investors. These disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures presented by other companies.

The following table shows the reconciliation of net income and core net income (a non-GAAP measure which excludes the effects of the merger-related expenses and the one-time charge-off related to a  large lending relationship; management believes many investors desire to evaluate net income without regard to such expenses):

	At or For the Three Months Ended March 31,		At or For the Six Months Ended March 31,
	2017	2016	2017	2016
	(Dollars in Thousands)

(Loss) income before income taxes	$(3,311)	$855	$(2,210)	$1,489
Income tax (benefit) expense	(1,171)	307	(801)	528
Net (loss) income	(2,140)	548	(1,409)	961
One time merger-related costs (net of tax)	1,968	-	1,968
One time charge-off (net of taxes)	1,280		1,280
Core net income	$1,108	$548	$1,839	$961